Exhibit 10.28
Compensation Arrangements for
Certain Named Executive Officers
Set forth below is a summary of the compensation arrangements of the incumbent executive officers to be named in the Company’s 2010 Proxy Statement for the Annual Meeting of Stockholders, other than Mr. Jon P. Vrabely, the Company’s President and Chief Executive Officer, who is covered by a written employment agreement filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”).
Each of the executive officers named below is an employee at will whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors.
     Base Salaries. In September 2009, the Company instituted a temporary 10% reduction in the base salaries of certain employees, including each of the executive officers. The temporary reductions were made to mitigate the impact of seasonal decreases in construction activity, which generally adversely affect the Company’s first and fourth quarters. The temporary reductions remained in effect at February 15, 2010.
     As of February 15, 2010, the unreduced base salary for each of the incumbent executive officers, other than Mr. Vrabely, and the base salary for each such officer after giving effect to the temporary salary reduction described above are as follows:

	Base Salary
Name and Principal Position	(unreduced)	(after 10% reduction)
Philip W. Keipp — Vice President, Chief Financial Officer and Secretary(1)	$250,000	$225,000
Gregory W. Gurley — Vice President, Product Management and Marketing	$225,000	$202,500
Brian D. Robinson — Vice President, Chief Information Officer	$199,500	$179,500
Richard A. Baltz — Vice President, Internal Audit	$190,000	$171,000
Base salaries are adjusted from time to time. Any such adjustments are approved by the Management Organization and Compensation Committee.
Bonuses and Equity Awards. These executive officers are also eligible to participate in the Company’s annual incentive compensation plans and equity incentive compensation plans, as provided in the terms of such plans. Such plans, and any forms of awards thereunder providing for material terms, are included as exhibits to the Form 10-K.